Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested >>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED

880 Holcomb Bridge Road	SOLD	9%

Boeing at the Atrium	100%	36%

Brookwood Grill	SOLD	38%

4400 Cox Road (Formerly known as the Reciprocal Group Building)	84%	57%

Greenville Center	SOLD	100%

Stockbridge Village I	SOLD	57%

WEIGHTED AVERAGE	94%

FUND FEATURES

OFFERING DATES	October 1988 – October 1990

PRICE PER UNIT	$1

A/B STRUCTURE	A’s – Cash available for distribution up to first 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8% up to 8%

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$22,206,310

Portfolio Overview

Wells Fund III has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold four assets. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

We accomplished a number of goals in 2004. Three properties were sold — 880 Holcomb Bridge Road, Brookwood Grill, and Stockbridge Village I — representing significant progress in the Fund’s disposition phase. These sales capitalized on the current strong investor demand for retail shopping centers in the market. We increased occupancy at 4400 Cox Road, which was vacant at the beginning of the year, to 84%. Lastly, we made two distributions of net sale proceeds to limited partners totaling approximately $7,970,000, and we announced the next net sale proceeds distribution to limited partners, scheduled for the second quarter 2005, totaling approximately $775,000 from the sales of Stockbridge Village I, 880 Holcomb Bridge Road, and Brookwood Grill.

With four properties now sold, the General Partners are currently reserving operating cash and a portion of net sale proceeds to fund expected re-leasing costs for the remaining vacancy at 4400 Cox Road, as well as anticipated capital expenditures at Boeing at the Atrium. Further, the General Partners anticipate continuing to hold operating distributions until 4400 Cox Road is fully re-leased. Once the outcome of the property re-leasing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that through December 31, 2004, current Class A unit holders have received cumulative net operating cash flows since inception of approximately 83% of the amount originally invested. Limited partners who have held Class B units since inception have cumulatively received $0.89 per unit in allocated tax losses through December 31, 2003 (data for 2004 are not yet available), plus operating distributions of $0.12 per unit. No operating distributions have been made to the General Partners, in line with the partnership agreement.

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and approximately $608,000 in net sale proceeds has been allocated to Fund III. Approximately $143,000 of these proceeds has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. The General Partners have reviewed the remaining re-leasing costs anticipated at 4400 Cox Road and determined that approximately $90,000 of these net sale proceeds can be distributed to the limited partners, which is scheduled for the second quarter 2005. The remaining proceeds of approximately $375,000 will be reserved at this time.

Continued on reverse

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008.

•	The Brookwood Grill property was sold on July 1, 2004, and approximately $884,000 in net sale proceeds has been allocated to Fund III. The General Partners have reviewed the remaining re-leasing costs anticipated at 4400 Cox Road and determined that approximately $131,000 of these net sale proceeds can be distributed to the limited partners, which is scheduled for the second quarter 2005. The remaining proceeds of approximately $753,000 will be reserved at this time.

•	The 4400 Cox Road property is now 84% leased. Apex Systems, Inc. leased approximately 21,288 square feet, and this lease will extend from November 2004 through August 2015. New York Life Insurance leased approximately 14,740 square feet, and this lease will extend from October 2004 through December 2014. We are aggressively marketing the remaining vacant space in this property.

•	The Greenville Center property was sold in 2002, and approximately $1,312,000 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining net sale proceeds of approximately $959,000 were distributed in November 2004.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and approximately $6,879,000 in net sale proceeds has been allocated to Fund III. Approximately $626,000 of these proceeds has been used for the Fund’s pro-rata share of the re-leasing costs at 4400 Cox Road. Approximately $5,699,000 of the net sale proceeds was distributed in November 2004, and the remaining proceeds of approximately $554,000 are scheduled to be distributed in the second quarter 2005.

ANNUALIZED YIELD — PER “A” UNIT AT $1 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.50%	4.50%	4.50%	4.50%	4.50%
2002	Reserved	Reserved	Reserved	4.50%	1.13%
2001	6.50%	6.00%	6.00%	Reserved	4.63%
2000	7.00%	Reserved	Reserved	Reserved	1.75%
1999	8.00%	8.00%	8.00%	8.00%	8.00%
1998	7.58%	8.00%	8.00%	9.25%	8.21%
1997	Reserved	Reserved	7.13%	8.04%	3.79%
1996	8.00%	8.00%	6.36%	6.53%	7.22%
1995	8.00%	8.00%	8.00%	8.00%	8.00%
1994	8.00%	8.00%	8.00%	8.00%	8.00%
1993	7.27%	8.03%	8.00%	8.04%	7.84%
1992	4.44%	4.60%	6.08%	7.44%	5.64%
1991	4.53%	4.10%	4.32%	5.12%	4.52%
1990	3.46%	5.43%	5.11%	6.62%	5.16%
1989	0.00%	5.31%	6.34%	7.00%	4.66%
1988	N/A	N/A	N/A	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
–*	0.00%	0.00%	0.00%	-1.37%**	-1.61%**

*	Not yet available

**	Negative percentage due to income allocation.

For further information, please refer to Fund III’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds